ADMINISTRATIVE SERVICES AGREEMENT
         This AGREEMENT is made this 18th day of October, 1999 by and between ProFunds (the "Fund"), a Delaware business trust, and American Skandia Life Assurance Corporation ("American Skandia"), a __________________________ life insurance company.

         WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund is authorized to issue interests ("Shares") in separate portfolios, with each such portfolio representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Fund has established a number of portfolios designated as the ProFunds VP and set forth in Schedule A, and may establish other portfolios in the future (each a "Portfolio" and collectively the "Portfolios"); and

         WHEREAS, the Fund is currently available to offer shares of one or more of its Portfolios to a separate account of American Skandia that funds variable annuity contracts ("Variable Contracts") and, therefore, to serve as an underlying investment medium for Variable Contracts offered by American Skandia; and

         WHEREAS, pursuant to an Amended and Restated Investment Advisory Agreement between the Fund and ProFund Advisors LLC (the "Adviser") ("Advisory Agreement"), the Fund has retained the Adviser to furnish investment advisory and other services with respect to the Portfolios in the manner and on the terms thereinafter set forth; and

         WHEREAS, the Fund wishes to retain American Skandia to provide certain administrative services to the Fund with respect to the Portfolios in the manner and on the terms hereinafter set forth, and

         WHEREAS, American Skandia is willing to furnish such services in the manner and on the terms hereinafter set forth;

         NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

         1. Appointment. The Fund hereby appoints American Skandia as one of the administrators (the "Administrator") to provide certain administrative and other services with respect to the Portfolios for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

         In the event the Fund establishes and designates additional portfolios with respect to which it desires to retain the Administrator to render the administrative and other services hereunder, it shall notify the Administrator in writing. If the Administrator is willing to render such services it shall notify the Fund in writing, whereupon such additional portfolios shall become a Portfolio hereunder.

         2. Duties. Subject to the general supervision of the Board of Trustees of the Fund, the Administrator shall provide those administrative services reasonably necessary for the operation of the Portfolios, other than the services provided by the Adviser pursuant to the Advisory Agreement or the services provided to the Fund pursuant to any other service, operational or administrative agreement.

         (a) The services hereunder shall include, without limitation, the following: (i) coordinating matters relating to the operation of the Separate Account with the Portfolios, including any necessary coordination with the custodian, transfer agent, dividend disbursing agent, recordkeeping agent, accountants, attorneys, and other parties performing services, operational functions or administration for the Portfolios; (ii) coordinating the preparation of the necessary documents for submission to or filing with the SEC and other federal and state regulatory authorities as may be required; (iii) taking such other action as may be required by applicable law, with respect to the foregoing, including without limitation the rules and regulations of the SEC and of state insurance authorities and other regulatory agencies; (iv) providing assistance to Variable Contract owners who use or who intend to use the
Portfolios as funding vehicles for their Variable Contracts; and (v) coordinating with the Adviser regarding investment limitations and parameters imposed on funding vehicles for variable annuities by the insurance laws of the various states and by the Internal Revenue Code.

         (b) The Administrator shall also make its officers and employees available to the Board of Trustees and the officers of the Fund for consultation and discussions regarding the operations of the Separate Account and the Variable Contracts in connection with the administration of the Portfolios and services provided to the Portfolios under this Agreement.

         (c) In performing these services, the Administrator:

                  (i) Shall conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund's Board of Trustees, and with the provisions of the Fund's registration statement filed on Form N-1A, as supplemented or amended from time to time.

                  (ii) Will make available to the Fund, promptly upon request, appropriate books and records as are maintained under this agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator's services under this Agreement that may be requested, following notice to the Fund.

                  (iii) Will regularly report to the Fund's Board of Trustees on the services provided under this Agreement and will furnish the Fund's Board of Trustees with respect to the Portfolios such periodic and special reports with respect to such services as the Board of Trustees may reasonably request.

         3. Documentation. The Fund has made available to the Administrator copies of each of the following documents, and will make available to it all future amendments and supplements thereto, if any:

                    (a) the Fund's registration statement as filed with the SEC and any amendments thereto; and

                    (b) exhibits, powers of attorneys, certificates and any and all other documents relating to this Agreement or filed in connection with the registration statement described above.

         4. Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

         5. Administrative Fee. As compensation for the services rendered under this Agreement, the Fund shall pay to the Administrator a fee at an annual rate of up to 0.25% of the average daily net assets of each Portfolio that were invested in such Portfolio through the Separate Account. The fee payable to the Administrator for all of the Portfolios shall be computed and accrued daily and paid quarterly. If the Administrator shall serve for less than an entire quarter, the foregoing compensation shall be prorated.

         6. Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients, and the Fund may retain other service providers to furnish operational, administrative and other services appropriate to the Fund's operations.

         7. Expenses. During the term of this Agreement, the Administrator will pay all ordinary expenses incurred by it in connection with its obligations under this Agreement.

         8. Standard of Care. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or the reckless disregard by it of its obligations and duties under this Agreement.

         9. Terms and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for up to two years from such date, and shall continue thereafter on an annual basis with respect to the Portfolios provided that such continuance is approved at least annually by the vote of a majority of the Board of Trustees of the Fund.

This Agreement may be terminated with respect to any Portfolio:

         (a) by the Fund at any time, without the payment of any penalty, with respect to the services provided by the Administrator, by vote of a majority of the entire Board of Trustees of the Fund and upon written notice to the Administrator by the Fund;

         (b) by the Administrator at any time, without the payment of any penalty, upon sixty (60) days' written notice to the Fund.

         10. Notice. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Administrator:

American Skandia Life Assurance Company
One Corporate Drive
P.O. Box 883
Shelton, Connecticut 06484-0883
Attention:  ___________________

If to the Fund:

ProFunds
7900 Wisconsin Avenue, Suite 300
Bethesda, Maryland 20814
Attention:  Michael L. Sapir

         11. Fund Obligations. The Certificate of Formation of the Fund on file with the Secretary of State of the State of Delaware was executed on behalf of the Fund by its authorized person, and any obligation of the Fund shall be binding only upon the assets of the Fund (or applicable Portfolio(s) thereof) and shall not be binding upon any trustee, officer or shareholder of the Fund. Neither the authorization of any action by the Trustees or shareholders of the Fund nor the execution of this Agreement on behalf of the Fund shall impose any liability upon any Trustee, officer or shareholder of the Fund.

         12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

         13. Miscellaneous. (a) This Agreement shall be governed by Maryland law (without regard to principles of conflicts of law) except for Section 11, which shall be governed by Delaware law; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission thereunder.

         (b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (c) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

         (d) This Agreement may not be assigned (as defined under the 1940 Act) by the Fund or the Administrator without the consent of the other party.

         (e) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below effective on the day and year first above written.

                                    ProFunds

                                   By  __________________________________



                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION, a _________________ insurance company



                                    By  ___________________________________

                                   Schedule A


                                                      Dated:  October 18, 1999




                                   Portfolios


                               ProFund VP UltraOTC
                              ProFund VP Small Cap
                              ProFund VP Europe 30